Exhibit 10.1

Opening Transaction

To:	Visteon Corporation One Village Center Drive Van Buren Township, Michigan 48111

From:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile: +44(20)77736461

Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.

as Agent for Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Telephone: +1 212 412 4000

Re:	Accelerated Stock Buyback (Uncapped)

Ref. No:	As provided in the Supplemental Confirmation

Date:	March 6, 2018

This master confirmation (this “Master Confirmation”), dated as of March 6, 2018, sets forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Barclays Bank PLC (“Bank”), through its agent Barclays Capital Inc. (the “Agent”) and Visteon Corporation (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below. Bank is not a member of the Securities Investor Protection Corporation. Bank is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Bank as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Bank and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to each of Counterparty and Bank, with a “Threshold Amount” of USD 50 million for Counterparty and a “Threshold Amount” equal to 3% of shareholders’ equity of Bank. as of the date hereof for Bank; provided that (A) the words “, or becoming capable at such time of being declared,” shall be deleted from Section 5(a)(vi) and (B) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Bank and Counterparty or any confirmation or other agreement between Bank and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Bank and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Bank and Counterparty are parties, the Transactions shall not be Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1.    Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Bank

Shares:	Common stock, par value $0.01 per share, of Counterparty (Ticker: VC)

Exchange:	The NASDAQ Stock Market LLC

Related Exchange(s):	All Exchanges.

Prepayment\Variable Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

VWAP Price:	For any Exchange Business Day, as determined by the Calculation Agent based on the New York 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “VC <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, such VWAP Price shall be as reasonably determined by the Calculation Agent. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Forward Price:	The average of the VWAP Prices for the Exchange Business Days in the Calculation Period, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:	The Scheduled Termination Date; provided that Bank shall have the right to designate any Exchange Business Day on or after the First Acceleration Date to be the Termination Date (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 6:00 p.m. New York City time by the first Exchange Business Day immediately following the designated Accelerated Termination Date.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then such ninth Scheduled Trading Day shall be deemed to be an Exchange Business Day that is not a Disrupted Day, and the Calculation Agent shall determine the VWAP Price for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

Settlement Terms:

Settlement Procedures:	If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Bank does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws as a result of the fact that Counterparty is the Issuer of the Shares with respect to any Shares delivered by Bank to Counterparty under any Transaction. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (x)(a) the Prepayment Amount divided by (b) the Divisor Amount minus (y) the number of Initial Shares.

Divisor Amount:	The greater of (i) the Forward Price minus the Forward Price Adjustment Amount and (ii) $1.00.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	If the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the earlier of (i) the Scheduled Termination Date and (ii) the date on which Bank designates the Accelerated Termination Date.

Settlement Currency:	USD

Initial Share Delivery:	Bank shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of any such Transaction as appropriate to account for the economic effect on the Transaction of such postponement.

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions).

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that (i) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “15%”, (ii) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (iii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:

(a) Share-for-Share:	Cancellation and Payment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NYSE MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

Hedging Party:	Bank

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Hedging Party:	Bank

Determining Party:	Bank

Additional Termination Event(s):	The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions. In the event of termination due to the declaration by the Issuer of any Extraordinary Dividend, the amount payable will not include any dividends, including the dividend that triggered termination.

Relevant Dividend Period:	The period from and including the Calculation Period Start Date to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date.

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, Bank may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Bank under any Transaction, in whole or in part, to an affiliate of Bank that regularly deals in OTC derivatives (i) whose obligations are guaranteed by Bank or by the Bank’s ultimate parent or (ii) whose credit quality is equal or greater than that of Bank, in either case, without the consent of Counterparty; provided that, Bank may not assign its rights and obligations hereunder and under the Agreement if such assignment would, at the time of such assignment, reasonably be expected to result in (i) Counterparty being required to pay the assignee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of such Indemnifiable Tax that Counterparty would have been required to pay to Bank in the absence of such assignment or (ii) Counterparty receiving a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of the amount which would have been required to be so withheld or deducted in the absence of such assignment, unless the assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement; provided further that, notwithstanding anything the contrary above, Bank may assign its obligation to deliver or receive delivery of Shares hereunder to any of its affiliates without the prior written consent of Counterparty if prior to any such assignment Bank indemnifies Counterparty from and against any loss, cost or expense relating to the failure of such affiliate to perform the obligation so assigned.

Bank Payment Instructions:	Bank: Barclays Bank plc NY ABA# 026 00 2574 BIC: BARCUS33 Acct: 50038524 Beneficiary: BARCGB33

Counterparty’s Contact Details for Purpose of Giving Notice:	Visteon Corporation One Village Center Drive Van Buren Township, MI 48111 Attn: Treasurer Telephone: 734-710-5795 Email: jpretzel@visteon.com

Bank’s Contact Details for Purpose of Giving Notice:	Barclays Bank PLC c/o Barclays Capital Inc. 745 Seventh Avenue New York, NY 10019
	Attn: Telephone: Facsimile: Email:	Paul Robinson (+1) 212-526-0111 (+1) 917-522-0458 paulrobinson1@barclays.com

2.    Calculation Agent. Bank. Whenever Bank, in its capacity as the Calculation Agent or the Determining Party, is required to act or to exercise judgment in any way with respect to any Transaction hereunder, including, without limitation, with respect to calculations, adjustments and determinations that are made in its sole discretion or otherwise, it will do so in good faith and in a commercially reasonable manner. In the event the Calculation Agent or the Determining Party makes any calculations, adjustments or determinations pursuant to this Confirmation, the Agreement or the Equity Definitions, the Calculation Agent or the Determining Party, as the case may be, shall promptly provide an explanation in reasonable detail of the basis for any such calculation, adjustment or determination if requested by Counterparty (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing its proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information); provided that following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Bank is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent.

3.    Additional Mutual Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(a) Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b) Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4.    Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Bank that:

(a) As of the Trade Date of each Transaction, the purchase or writing of such Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(b) As of the Trade Date of each Transaction, it is not entering into such Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self-tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(c)    As of the Trade Date of each Transaction, such Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of transactions of the type entered under this Master Confirmation to effect the Share buy-back program.

(d)    Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Bank nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(e)    As of the Trade Date for each Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)    Counterparty shall report each Transaction as required under the Exchange Act and the rules and regulations thereunder.

(g)    The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Bank of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Bank and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).

(h)    As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(i)    Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j)    Counterparty has not and will not enter into agreements similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction overlaps with any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap.

5.    Regulatory Disruption. In the event that Bank concludes, in good faith and based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory organization requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Bank), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days in order to establish, maintain or unwind commercially reasonable Hedge Positions during the Calculation Period or, if applicable, the Settlement Valuation Period, Bank may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.

6.    10b5-1 Plan. Counterparty represents, warrants and covenants to Bank that:

(a)    Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)    Counterparty will not seek to control or influence Bank’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Bank’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(c)    Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

7.    Counterparty and Bank Purchases.

(a)    Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Bank, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, Settlement Valuation Period, except through Bank; provided that (x) purchases of Shares that do not constitute “Rule 10b-18 purchases” under subparagraphs (ii) or (iii) of Rule 10b-18(a)(13), (y) withholding of Shares to cover amounts payable (including tax liabilities and/or payment of exercise price) in respect of the exercise of employee stock options or the vesting of restricted stock or stock units and (z) privately negotiated (off-market) transactions by Counterparty, not involving any derivative instrument, to purchase Shares from existing holders of Shares in transactions that do not result in, or relate to, purchases of Shares in the public market by such existing holders in connection with such transactions, shall, in each case, not be subject to this Section 7.

(b)    In addition to the covenants in the Agreement, the Master Confirmation and herein, Bank agrees to use commercially reasonable efforts, during the Calculation Period and any Settlement Valuation Period under this Master Confirmation, to make all purchases of Shares in connection with the Transaction in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3) and (b)(4) of Rule 10b-18, as if such rule was applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Bank’s control; provided that the foregoing restriction shall not apply to purchases of Shares made by Bank for its own account to hedge the optionality associated with its right to declare an Accelerated Termination Date.

8.    Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)    Counterparty agrees that it:

(i)    will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction, except to the extent required by any law, rule or regulation applicable to Counterparty (a “Public Announcement”) unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)    shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Bank following any such Public Announcement that such Public Announcement has been made; and

(iii)    shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Bank with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Bank or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement. Such written notice shall be deemed to be a certification by Counterparty to Bank that such information is true and correct. In addition, Counterparty shall promptly notify Bank of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders.

(b)    Counterparty acknowledges that a Public Announcement may cause the terms of any Transaction to be adjusted to account for the economic effect of such Public Announcement on the Transaction or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 above.

(c)    The occurrence of such Public Announcement shall be an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act other than, solely for purposes of this Section 8, any such transaction in which the consideration consists solely of cash and there is no valuation period.

9.    Special Provisions for Acquisition Transaction Announcements. (a) If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall adjust the Forward Price Adjustment Amount, provided that such adjustment shall not result in the Forward Price Adjustment Amount being less than zero) as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (including adjustments to account for changes in volatility, stock loan rate and liquidity relevant to the Shares or to such Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement.

(b)    “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking involving, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(c)    “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10.    Acknowledgments. (a) The parties hereto intend for:

(i)    each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)    the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)    a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)    all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)    Counterparty acknowledges that:

(i)    during the term of any Transaction, Bank and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)    Bank and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)    Bank shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)    any market activities of Bank and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)    each Transaction is a derivatives transaction in which it has granted Bank an option; Bank may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

(c)    Counterparty:

(i)    is an “institutional account” as defined in FINRA Rule 4512(c);

(ii)    is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Bank or its associated persons, unless it has otherwise notified Bank in writing; and

(iii)    will notify Bank if any of the statements contained in clause (i) or (ii) of this Section 10(c) ceases to be true.

11.    Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

12.    Set-off. Notwithstanding anything to the contrary in Section 6(f) of the Agreement, Bank agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from Bank to Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that is classified in equity pursuit to requirements under U.S. GAAP as of the date of the Transaction and does not convey to Bank rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

13.    Delivery of Shares. Notwithstanding anything to the contrary herein, Bank may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

14.    Early Termination. In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to all holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty shall deliver, or Bank shall deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that all or substantially all hypothetical holders of Shares would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by Bank, the prices at which Bank purchases Shares or Alternative Delivery Property in a commercially reasonable manner and within a commercially reasonable period of time to fulfill its delivery obligations under this Section 14); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may elect that the provisions of this Section 14 shall not apply if Counterparty provides, no later than the Early Termination Date or the date on which such Transaction is terminated, notice to that effect, in which Counterparty represents and warrants to Bank in writing on the date it notifies Bank of such election that, as of such date, Counterparty is not aware of any material non-public information concerning the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty. For the avoidance of doubt, to the extent that Counterparty elects that the provisions of this Section 14 shall not apply, Counterparty or Bank, as the case may be, shall be required to pay the Payment Amount in connection with such Early Termination Date.

15.    Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating Close-out Amount pursuant to Section 6 of the Agreement Bank may (but need not) determine losses (or gains) without reference to actual losses (or gains) incurred but based on expected losses (or gains) assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss (or gain) to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 14, such Shares or Alternative Delivery Property shall be delivered on a date selected by Bank as promptly as practicable.

16.    Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction will automatically occur without any notice or action by Bank or Counterparty if the price of the Shares on the Exchange at any time falls below such Termination Price, and the Exchange Business Day that the price of the Shares on the Exchange at any time falls below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.

17.    Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash or other assets (other than Shares or Alternative Delivery Property) in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash or other assets (other than Shares or Alternative Delivery Property) settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or other assets (other than Shares or Alternative Delivery Property) or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).

18.    Claim in Bankruptcy. Bank acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

19.    Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

20.    Illegality. The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

21.    Tax Articles of Counterparty’s Second Amended and Restated Certificate of Incorporation. Upon the reasonable request of Bank, Counterparty agrees to use good faith efforts to secure Board Approval (as defined in Counterparty’s Second Amended and Restated Certificate of Incorporation, the “Certificate”) to the extent any hedging activities by Bank in connection with any Transaction would result, or could reasonably result, in Bank becoming a Five-Percent Shareholder during any Restricted Period (each as defined in the Certificate). Counterparty agrees to immediately notify Bank upon the commencement of a Restricted Period (as defined in the Certificate).

22.    Offices.

(a)    The Office of Bank for each Transaction is: 5 The North Colonnade, Canary Wharf, London E14 4BB.

(b)    The Office of Counterparty for each Transaction is: One Village Center Drive, Van Buren Township, Michigan 48111.

23.    Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION OR THE ACTIONS OF COUNTERPARTY OR BANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

24.    Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in the Master Confirmation, any Supplemental Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement, the Master Confirmation or any Supplemental Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

25.    Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

26.    Assumption of Risk. Counterparty understands that the transactions contemplated by this master confirmation are subject to complex risks that may arise without warning and may at times be volatile and that losses may occur quickly and in unanticipated magnitude and is willing to accept such terms and conditions and assume (financially and otherwise) such risks.

27.    Tax Matters.

(a)    Counterparty shall, promptly upon request by Bank, provide a valid U.S. Internal Revenue Service Form W-9, or if applicable, Form W-8 or W-8 BEN, or any successor(s) thereto, (i) on or before the date of execution of this Master Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect.

(b)    Counterparty is (i) a corporation for U.S. federal income tax purposes and is organized under the laws of Delaware and (ii) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

28.    Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transactions pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transactions, and may transfer its rights and obligations with respect to the Transactions, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transactions, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Master Confirmation, any Supplemental Confirmation related to a Transaction or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transactions. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Master Confirmation and the Transactions contemplated hereunder.

29.    Regulatory Provisions. The time of dealing for the Transactions will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

30.    Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through the Agent. In addition, all notices, demands and communications of any kind relating to the Transactions between Dealer and Counterparty shall be transmitted exclusively through the Agent.

31.    2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation. For the purposes of this section:

1.	Bank is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

2.	Bank and Counterparty may use a Third Party Service Provider, and each of Bank and Counterparty consents to such use including the communication of the relevant data in relation to Bank and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

3.	The Local Business Days for such purposes in relation to Bank and Counterparty is New York, New York, USA.

4.	The following are the applicable email addresses.

Portfolio Data:	Bank: MarginServicesPortRec@barclays.com

Counterparty: sparede2@visteon.com

Notice of discrepancy:	Bank: PortRecDiscrepancy@barclays.com

Counterparty: sparede2@visteon.com

Dispute Notice:	Bank: EMIRdisputenotices@barclays.com

Counterparty: sparede2@visteon.com

32.    NFC Representation Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the NFC Representation Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to the Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation. Counterparty confirms that it enters into this Confirmation as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Bank of any change to its status as a party making the NFC Representation.

33.    Contractual Recognition of UK Stay in Resolution. Notwithstanding anything contained in the Agreement, the parties agree that the provisions of paragraphs 1 to 4 (inclusive) of the UK (PRA Rule) Jurisdictional Module (the “UK Module”) published by the International Swaps and Derivatives Association, Inc. on 3 May 2016, as amended from time to time, shall be deemed to be incorporated into the Agreement as if references in those provisions to “Covered Agreement” were references to the Agreement, and on the basis that: (i) Dealer shall be treated as a “Regulated Entity” and as a “Regulated Entity Counterparty” with respect to Counterparty, (ii) Counterparty shall be treated as a “Module Adhering Party”, and (iii) references to the “Implementation Date” in the UK Module shall be deemed to be references to the date of this Master Confirmation.

[Signature page follows]

Counterparty hereby agrees (a) to check this Master Confirmation carefully and promptly upon receipt, so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Bank) correctly sets forth the terms of the agreement between Bank and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to Bank.

Yours faithfully,

BARCLAYS BANK PLC

By:	/s/ David Levin
Name:	David Levin
Authorized Representative

Agreed and Accepted By:

VISTEON CORPORATION

By:	/s/ Jennifer L. Pretzel
Name: Jennifer L. Pretzel Title: Vice President and Treasurer

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.    The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Bank in writing on the date it notifies Bank of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Net Share Settlement

Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	The average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:	A number of Scheduled Trading Days selected by Bank in its good faith commercially reasonable discretion by reference to (x) the then-prevailing volume limitations of Rule 10b-18 in respect of the Shares and (y) a commercially reasonable number of Scheduled Trading Days necessary or advisable to unwind a commercially reasonable hedge position, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the date on which Bank designates the Accelerated Termination Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.    Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value determined by the Calculation Agent in a commercially reasonable manner (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3.    Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)    a registration statement covering public resale of the Registered Settlement Shares by Bank (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Bank, in such quantities as Bank shall reasonably have requested, on or prior to the date of delivery;

(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Bank;

(c)    as of or prior to the date of delivery, Bank and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Bank, in its discretion; and

(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Bank in connection with the public resale of the Registered Settlement Shares by Bank substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size, in form and substance satisfactory to Bank, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Bank and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.    If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)    all Unregistered Settlement Shares shall be delivered to Bank (or any affiliate of Bank designated by Bank) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)    as of or prior to the date of delivery, Bank and any potential purchaser of any such shares from Bank (or any affiliate of Bank designated by Bank) identified by Bank shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c)    as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Bank (or any affiliate of Bank designated by Bank) in connection with the private placement of such shares by Counterparty to Bank (or any such affiliate) and the private resale of such shares by Bank (or any such affiliate), substantially similar to private placement purchase agreements

AA-2

customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Bank, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Bank and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all commercially reasonable fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for Bank, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)    in connection with the private placement of such shares by Counterparty to Bank (or any such affiliate) and the private resale of such shares by Bank (or any such affiliate), Counterparty shall, if so requested by Bank, prepare, in cooperation with Bank, a private placement memorandum in form and substance commercially reasonably satisfactory to Bank.

5.    Bank, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell in a commercially reasonable manner all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Bank pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Bank in a commercially reasonable manner, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Bank, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, commercially reasonable underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Bank will refund, in USD or in Shares at the election of the Counterparty, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Bank shall return to Counterparty on that date such unsold Shares.

6.    If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Bank, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Bank additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Bank in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Bank further Makewhole Shares until such Shortfall has been reduced to zero.

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7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares (“Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means initially, 2,470,966 shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

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